Exhibit 15.1

CHINA NATURAL RESOURCES APPOINTS 20-YEAR PHARMACEUTICAL EXECUTIVE

DR. PENG WENLIE AS VICE PRESIDENT

HONG KONG, March 23, 2021 – CHINA NATURAL RESOURCES, INC. (NASDAQ: CHNR) (the “Company”) announced today the appointment of pharmaceutical industry executive Peng Wenlie as Vice President, effective March 22, 2021.  Dr. Peng, who brings more than 20 years of experience working in the industry, will report directly to the Company’s Chairman, Mr. Wong Wah On Edward.  He will be responsible for evaluating the Company’s investment opportunities in the healthcare, biomedicine, and related markets.

Mr. Wong Wah On Edward, Chairman of the Company, commented, “We are excited to announce the addition of Dr. Peng Wenlie as Vice President.  He shares our positive outlook for the extensive opportunities to diversify our business and expand our addressable market into the large, established Chinese healthcare market.  We are actively conducting due diligence as we explore compelling business opportunities in the healthcare and other non-natural resources sectors.  Adding Dr. Peng will immediately bolster our capacity and deep knowledge base.  We look forward to his meaningful contributions, unique perspective and helpful guidance as we further refine our strategy and prioritize potentially attractive opportunities to accelerate our future revenue growth and profitability.”

Dr. Peng has been engaged in the development of natural medicines and investment consulting for more than 20 years.  He currently serves as Chairman of the Board of Shanghai Onway Environmental Development Co., Ltd., as director of Guangxi Huaxia Herbal Medicine Co. Ltd., and as director of Guangxi Huaxia Herbal Medicine Sales Co. Ltd. He previously served as Director of the Biomedicine Investment Department of Feishang Enterprise Group Company Ltd. (“Feishang”). While at Feishang, Dr. Peng led the selection of target companies for investment in the biomedical space, conducting due diligence and appraising risks and returns as part of the investment decisions.  Earlier in his career, Dr. Peng was a professor in the Life Sciences School of Sun Yat-sen University. He was awarded a Doctor of Science degree from Sun Yat-sen University in 1999 and a Master of Science degree in 1996.

About China Natural Resources:

China Natural Resources, Inc., a British Virgin Islands corporation, through its operating subsidiaries in the People’s Republic of China (the “PRC”), is currently engaged in the acquisition and exploitation of mining rights in Inner Mongolia, including preliminary exploration for lead, silver and other nonferrous metal, and is actively exploring business opportunities in the healthcare and other non-natural resources sectors.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the U.S. federal securities laws. These statements include, without limitation, statements regarding the intent, belief and current expectations of the Company, its directors or its officers with respect to: the potential presented by the healthcare sector in the PRC; the impact on the Company’s financial position of an investment in the healthcare sector of the PRC; and its ability to locate and execute on strategic opportunities. Forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement as a result of various factors. Among the risks and uncertainties that could cause the Company’s actual results to differ from its forward-looking statements are: the potential lack of appetite for the Company’s current holdings as consideration for a transaction in the healthcare sector; possible downturns in the healthcare sector in the PRC or other sectors that the Company may invest in; the results of the next assessment by the Staff of the Nasdaq Listing Qualifications department of the Company’s compliance with the Nasdaq Listing Rules; uncertainties related to governmental, economic and political circumstances in the PRC; uncertainties related to metal price volatility; uncertainties related to the Company’s ability to fund operations; uncertainties related to possible future increases in operating expenses, including costs of labor and materials; uncertainties related to the impact of the COVID-19 pandemic; uncertainties related to the political situation between the PRC and the United States, and potential negative impacts on companies with operations in the PRC that are listed on exchanges in the United States; and other risks detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. When, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. Except as required by law, the Company undertakes no obligation to update any forward-looking statements.

For more information please contact:

David Pasquale

Global IR Partners

New York Office Phone: +1-914-337-8801

CHNR@GlobalIRPartners.com